EXHIBIT 23

Paritz	& Company, P.A	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201) 342-7753 Fax: (201) 342-7598 E-Mail: PARITZ@paritz.com

Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2011, accompanying the financial statements of Trimol Group, Inc. to be contained in the Annual Report on Form 10-K (the “10-K”) for Trimol Group, Inc., a Delaware corporation, for its fiscal year ended December 31, 2010.  We consent to the use of the aforementioned report in the 10-K and to the use of our name as it appears therein.

/s/ Paritz & Company, P.A._
PARITZ & COMPANY, P.A.
Certified Public Accountants

Dated: April 3, 2011